UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report: February 3, 2017

(Date of earliest event reported)

Invitae Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36847	27-1701898
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

458 Brannan Street, San Francisco, California 94107

(Address of principal executive offices, including zip code)

(415) 374-7782

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(e)

On February 3, 2017, the independent members of the Board of Directors (the “Board”) of Invitae Corporation (the “Company”), on the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), approved increases in the base salaries of certain of the Company’s named executive officers, to the following amounts: Sean E. George, Ph.D., President and Chief Executive Officer, $500,000 and Lee Bendekgey, Chief Financial Officer, $425,000.

The independent members of the Board, upon recommendation of the Compensation Committee, also approved equity awards for certain of the Company’s named executive officers under the Company’s 2015 Stock Incentive Plan (the “Plan”), in the following types and amounts: Sean E. George, Ph.D., President and Chief Executive Officer, an option to purchase 252,648 shares of common stock at an exercise price of $9.06 per share and a restricted stock unit (“RSU”) award for 176,470 shares of common stock; and Lee Bendekgey, Chief Financial Officer, an RSU award of 55,882 shares. The option vests over a four year period, becoming exercisable as to 25% of the shares on the first anniversary of the grant date with the remaining shares vesting as to 1/48th of the shares each full month thereafter over the following 36 months. The option has a term of ten years, subject to earlier termination in specified events related to termination of employment. The RSU awards vest in three equal installments, with 1/3rd of the total award vesting on each of May 15, 2018, 2019 and 2020, subject to continued employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 9, 2017

INVITAE CORPORATION

By:	/s/ Lee Bendekgey
Name:	Lee Bendekgey
Title:	Chief Financial Officer and Secretary

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